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                                                                   Exhibit 23(A)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Glacier Bancorp, Inc.
Kalispell, Montana

We consent to the inclusion by reference in the registration statements on Forms S-8 (Files No. 333-105995, No. 333-36514, No. 333-52498, No. 333-64924 and No.
333-125024) of our report dated February 27, 2008 on our audits of the consolidated statements of financial condition as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for the years years then ended of Glacier Bancorp, Inc. We also consent to the incorporation by reference of our report dated February 27, 2008, on the effectiveness of internal control over financial reporting of Glacier Bancorp, Inc. as of December 31, 2007


                                                   /s/ BKD, LLP
Denver, Colorado
February 27, 2008